Exhibit 10.1

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (this “Agreement”) is made effective as of the 5th day of February, 2016 (the “Effective Date”), by and among ARCP OFC PHOENIX (CENTRAL) AZ, LLC, with an address at c/o VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attn: General Counsel - Real Estate (“Borrower”), COLE CORPORATE INCOME OPERATING PARTNERSHIP II, LP, a Delaware limited partnership (“Guarantor”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF THE REGISTERED HOLDERS OF JPMBB COMMERCIAL MORTGAGE SECURITIES TRUST 2015-C28, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C28 (“Noteholder”), acting by and through Wells Fargo Bank, National Association (the “Master Servicer”), solely in its capacity as master servicer for Noteholder.

RECITALS:

A.
BARCLAYS BANK, PLC, (“Original Lender”) made a loan to Borrower in the original principal amount of $71,500,000.00 (the “Loan”), which Loan is evidenced by that certain Promissory Note, dated as of March 11, 2015, executed and delivered by Borrower to Original Lender in the original principal amount of $71,500,000.00.

B.
The Loan is governed by that certain Loan Agreement by and between Borrower and Original Lender dated as of March 11, 2015 (the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement, or if not defined therein, in the other Loan Documents (as defined in the Loan Agreement).

C.	The Loan is secured, in part, by that certain Cash Management Agreement by and among Borrower, Manager, Original Lender and Cash Management Bank dated as of March 11, 2015.

D.	The Loan and each of the Loan Documents were subsequently assigned or endorsed to Noteholder, and Noteholder is the current holder of the Loan and the Loan Documents.

E.	As of the date hereof, an Uncapped Rating Sweep has occurred and is continuing.

F.	Borrower has requested that an amendment be made to certain of the cash management provisions in the Loan Documents, as more particularly described below.

G.	Noteholder hereby acknowledges and consents to such amendment as set forth herein, subject to the terms and conditions stated below.
AGREEMENT:

In consideration of the foregoing and the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties to this Agreement hereby agree as follows:

1.Incorporation of Recitals. The foregoing recitals are incorporated herein as a substantive, contractual part of this Agreement. The words “including” and “includes,” and words of similar import, shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “hereunder,” and words of similar import, shall be deemed to refer to this Agreement as a whole and not to the specific section or provision where such word appears. This Agreement shall be an additional Loan Document as such term is used herein and in the other Loan Documents.

2.Amendments. The Loan documents are hereby amended as follows:

(a)Notwithstanding anything to the contrary contained in the Loan Agreement, the Cash Management Agreement or any of the other Loan Documents, an Excess Cash Sweep Period shall not be deemed to have occurred as a result of a Rating Sweep or Uncapped Rating Sweep or pursuant to subsections (b) or (c) of the definition of “Excess Cash Sweep Period,” so long as Borrower timely complies with each of the provisions in subsections (i)-(v) below:
(i)On or before the date hereof, Borrower shall have caused to be delivered to Master Servicer Approved Letters of Credit in the aggregate amount of $4,929,800.00 (together, such Approved Letters of Credit, as the amount may be changed from time to time pursuant to the provisions hereof, the “Rating Sweep Letter of Credit”). “Approved Letters of Credit” shall mean one or more clean, irrevocable and unconditional letter of credit, each of which (A) is issued in favor of Noteholder, its successors and/or assigns as beneficiary, in the amount required by the applicable provision of this Agreement, (B) is issued by an issuer which is a United States bank acceptable to Noteholder, the long term unsecured debt obligations of which are rated at least “A” by Fitch and S&P and “A2” by Moody’s or such other issuer as shall be approved by Noteholder in its sole and absolute discretion (the "Issuing Bank"), (C) is drawable (with partial draws permitted) by Noteholder solely upon the presentment to the issuer of a sight draft demanding such payment and accompanying draw certificate, each in form and substance satisfactory to Noteholder in its reasonable discretion, (D) has an initial expiration date of at least one (1) year from the date of delivery to Noteholder, provided, however, that such letter of credit shall bear an "evergreen clause" whereby the term is renewed automatically for successive one (1) year periods each thereafter during the term of the Loan through the earlier of the date which is forty-five (45) days following the end of the term of the Loan and the date on which either the provisions of Section 2(f)(ii) or Section 2(f)(iii) below have been satisfied, unless the Issuing Bank sends a notice to Noteholder by registered, return receipt requested, or by hand-delivered courier, not less than sixty (60) days prior to the then current expiration date of the Approved Letter of Credit, stating that the Issuing Bank has elected not to renew such Letter of Credit, (E) is issued subject to the International Standby Practices of 1998 or the most recent revision thereof or successor thereto, which shall be in effect from time-to-time (“ISP 1998”), and, as to matters not expressly covered by ISP 98, by the law of the State of New York (including, without limitation, Article 5 of the New York Uniform Commercial Code), (F) is assignable upon any assignment of the Loan to the transferee of the Loan, and (G) is secured by the assets of a Person other than Borrower. Notwithstanding the foregoing, Noteholder herby agrees that the letter of credit issued to Noteholder on or before the date hereof by JPMorgan Chase Bank, N.A. in the amount of $4,929,800.00 constitutes an Approved Letter of Credit in such amount. With respect to subsection (F) above, Borrower agrees to pay any transfer fees charged to Noteholder or its servicer.
(ii)For the purposes hereof, the term “LOC Renewal Date” shall mean the date on which, had an Excess Cash Sweep Period first occurred on the Effective Date and been continuing as a result of an Uncapped Rating Sweep, the aggregate amount of funds deposited into the Rollover Reserve Funds as a result of such Excess Cash Sweep Period would equal $4,929,800.00. If an Uncapped Rating Sweep is then continuing, on or before the date that is 13 months from the date hereof (but not earlier than the date that is 12 months from the date hereof), Noteholder, in its reasonable discretion, shall estimate the LOC Renewal Date based on the actual amount of funds that would have been deposited into the Rollover Reserve Funds for the twelve (12) month period after the Effective Date had an Excess Cash Sweep Period first occurred on the Effective Date and been continuing as a result of an Uncapped Rating Sweep (such estimate, the “Estimated LOC Renewal Date”) and shall inform the Borrower of the Estimated LOC Renewal Date in writing within a reasonable time thereafter. If an Uncapped Rating Sweep is then continuing, on or before the date that is two months prior to the Estimated LOC Renewal Date (but not earlier than the date that is three months prior to the Estimated LOC Renewal Date), Noteholder, in its reasonable discretion, shall determine (based on the actual amount of funds that would have been deposited into the Rollover Reserve Funds for the period after the Effective Date and up to the date of determination had an Excess Cash Sweep Period first occurred on the Effective Date and been continuing as a result of an Uncapped Rating Sweep) whether the actual LOC Renewal Date will be the Estimated LOC Renewal Date or some other date, and shall inform the Borrower of the actual LOC Renewal Date in writing within a reasonable time thereafter. The term “LOC Determination Date” shall mean the date that is one month prior to the LOC Renewal Date.
(iii)If an Uncapped Rating Sweep is continuing on the LOC Determination Date, Noteholder shall estimate, in its reasonable discretion, the aggregate amount of estimated Rollover Reserve Monthly Deposits that would have been made for the twelve (12) month period following the LOC Renewal Date had an Excess Cash Sweep Period been continuing as a result of an Uncapped Rating Sweep (the “Approved Increase”) and notify Borrower of such Approved Increase in writing within five (5) Business Days after the LOC Determination Date. On or before the LOC Renewal Date (if an Uncapped Rating Sweep is then continuing), Borrower shall cause the Rating Sweep Letter of Credit to be in an amount that is the sum of the Approved Increase and $4,929,800.00 minus the aggregate amount of Approved Leasing Expenses paid by Borrower from its own funds and not from any Reserve Funds prior to the LOC Renewal Date. So long as an Uncapped Rating Sweep is continuing, on each yearly anniversary of the LOC Renewal Date, the amount of the Rating Sweep Letter of Credit that is required shall be the sum of (A) and (B) minus (C) and either plus (D) or minus (E), as applicable, where (A) is the aggregate amount of the Rating Sweep Letter of Credit immediately prior to such anniversary, (B) is the aggregate amount of estimated Rollover Reserve Monthly Deposits that would have been made for the twelve (12) month period following such anniversary had an Excess Cash Sweep Period been continuing as a result of an Uncapped Rating Sweep, (C) is the aggregate amount of Approved Leasing Expenses paid by Borrower from its own funds and not from any Reserve Funds during the prior twelve (12) month period, (D) is the amount, if any, by which (x) the actual amount of Rollover Reserve Monthly Deposits that would have been made for the prior twelve (12) month period had an Excess Cash Sweep Period occurred as a result of an Uncapped Rating Sweep (the “Prior Year’s Actual Increase”) exceeds (y) the amount of the increase to the Rating Sweep Letter of Credit that occurred twelve (12) months prior pursuant to the foregoing sentence or clause (B) above, as the case may be (the “Prior Year’s Estimated Increase”), and (E) is the amount, if any, by which the Prior Year’s Estimated Increase exceeds the Prior Year’s Actual Increase.
(iv)If after any increase to the amount of the Rating Sweep Letter of Credit pursuant to subsections (iii) above, the credit rating of Freeport is increased so that it satisfies the Rating Cap Credit Ratings, Borrower shall be permitted to reduce the amount of the Rating Sweep Letter of Credit to $4,929,800.00 for so long as the credit rating of

Freeport satisfies the Rating Cap Credit Ratings. If thereafter, an Uncapped Rating Sweep occurs, then the Rating Sweep Letter of Credit shall be increased according to the procedures set forth in subsection (iii) above, provided that if, such Uncapped Rating Sweep occurs after the initial LOC Renewal Date, the LOC Determination Date shall be deemed to be five (5) Business Days after the Uncapped Rating Sweep occurs.
(v)If after the date hereof, the credit rating of Freeport is increased so that satisfies the Reduced Cap Credit Ratings, Borrower shall be permitted to reduce the amount of the Rating Sweep Letter of Credit to $2,464,900.00 for so long as the credit rating of Freeport satisfies the Reduced Cap Credit Ratings. If thereafter the credit rating of Freeport falls below the Reduced Cap Credit Ratings but satisfies the Rating Cap Credit Ratings, the Borrower shall, within 30 calendar days, increase the amount of the Rating Sweep Letter of Credit to $4,929,800.00. If thereafter, an Uncapped Rating Sweep occurs, (a) the Borrower shall, within 30 calendar days, increase the amount of the Rating Sweep Letter of Credit to $4,929,800.00 (if such increase did not otherwise take place pursuant to the preceding sentence), and (b) the Rating Sweep Letter of Credit shall be further increased according to the procedures set forth in subsection (iii) above, provided that if, such Uncapped Rating Sweep occurs after the initial LOC Renewal Date, the LOC Determination Date shall be deemed to be five (5) Business Days after the Uncapped Rating Sweep occurs.
(b)In the event that Borrower fails to cause the then required Rating Sweep Letter of Credit to be delivered to Noteholder in the specified amount and within the specified time period, and such failure is not cured within fifteen (15) Business Days after written notice from Noteholder, such failure shall be an Event of Default under the Loan Documents.
(c)If Borrower incurs any Approved Leasing Expenses after Borrower has provided the Rating Sweep Letter of Credit, Borrower shall pay such Approved Leasing Expenses from its own funds, and the aggregate amount of Approved Leasing Expenses by Borrower from its own funds and not from any Reserve Funds will be a credit against the amount of the Rating Sweep Letter of Credit as set forth in Section 2(a)(iii)(C) above.
(d)If an event set forth in subsections (b) or (c) of the definition of “Excess Cash Sweep Period” occurs (a “Vacancy/Bankruptcy Event”), an Excess Cash Sweep Period shall not be deemed to have occurred as a result thereof and such Vacancy/Bankruptcy Event shall be treated the same way as an Uncapped Rating Sweep hereunder. If such Vacancy/Bankruptcy Event first occurs after the initial LOC Renewal Date and during such time that an Uncapped Rating Sweep does not then exist, the LOC Determination Date shall be deemed to be five (5) Business Days after such Vacancy/Bankruptcy Event first occurs. If such Vacancy/Bankruptcy Event first occurs during such time that an Uncapped Rating Sweep then exists, then such Vacancy/Bankruptcy Event shall not affect the LOC Determination Date. For the avoidance of doubt, this subsection (d) will not apply with respect to an Excess Cash Sweep Period triggered by the occurrence of an event set forth in clause (a) or (e) of the definition of Excess Cash Sweep Period.
(e)If an Event of Default occurs and is continuing, Noteholder shall have the right to draw upon the Rating Sweep Letter of Credit and (i) apply the proceeds thereof toward payment of the Debt, in such order, manner, amounts, times and priority as Noteholder in its sole discretion determines, or (ii) deposit the proceeds thereof in the Rollover Reserve Subaccount to be disbursed or applied in accordance with the Loan Agreement.
(f)The Rating Sweep Letter of Credit shall remain in effect until the earliest of (i) the date on which it has been fully drawn upon by Noteholder, (ii) the credit rating of Freeport is increased so that it satisfies the Cure Credit Ratings and no event set forth in clauses (a), (b), (c) or (e) of the definition of Excess Cash Sweep Period is then continuing, and (iii) the date upon which the Debt has been paid and satisfied in full and the Other Obligations have been performed (other than any Other Obligations that survive the payment in full of the Debt).
(g)All other terms, conditions, covenants, representations and warranties contained in the Loan Documents are hereby ratified and acknowledged by the Borrower and Guarantor. Borrower and Guarantor agree that no other amendment or modification of the Loan Documents, except as specifically set forth hereinabove, is intended nor shall result from the execution of this Agreement.
3.    Release and Indemnification.

(a)    Borrower hereby unconditionally and irrevocably releases and forever discharges Noteholder and its successors, assigns, agents, servicers (including, without limitation, Torchlight Loan Services, LLC and Wells Fargo Bank, N.A.), directors, officers, employees, and attorneys (collectively, the “Indemnitees”), from any and all claims, demands, actions, fees, costs, expenses and liabilities whatsoever, known or unknown, at law or in equity, arising in whole or in part in connection with the Loan or this Agreement, which Borrower or any of its partners, limited partners, members, officers, directors, shareholders, affiliates, agents or employees may have against the Indemnitees or any of them as of the Effective Date.

(b)    Borrower agrees to, and hereby does, indemnify Indemnitees and defend and hold them harmless from any and all claims of any nature incurred by or asserted against any Indemnitee in connection with this Agreement or any other transactions, documents, or matters contemplated hereby, provided, however, that Borrower shall not hereby be obligated to indemnify any

Indemnitee or defend and hold any Indemnitee harmless from any such claims to the extent arising out of the gross negligence or willful misconduct on the part of such Indemnitee.
(c)    Each of the Borrower and Guarantor acknowledge and agree that all waivers, discharges, releases and indemnities herein contained are a material inducement for Noteholder to enter into this Agreement, and constitute an essential part of the consideration bargained for and received by Noteholder under this Agreement.

4.    Reaffirmation; No Novation.
(a)The provisions of the Loan Documents are incorporated herein by this reference, as if fully set forth herein. No past or future delay or omission in the exercise of any right or remedy accruing to Noteholder under or in connection with the Loan Documents is intended to, and shall not, constitute a waiver of any right or remedy accruing to Noteholder as a result of any breach, default or Event of Default under or in connection with the Loan Documents.
(b)Nothing set forth herein shall affect the priority, validity, or extent of the liens, operation and effect of the Mortgage and the other Loan Documents, nor release or change the liability of any Person who may now be or after the date of this Agreement may become liable, primarily or secondarily, under the Loan Documents. Without limitation, in no event shall this Agreement, or any of the documents or agreements referenced or contemplated in this Agreement release any of the Borrower or Guarantor from, or impair or adversely affect, any duty, obligation, liability or responsibility whatsoever under the Loan Documents, and each of the Borrower and Guarantor shall be bound by and subject to, and shall perform, abide by, and comply with, the terms and provisions of the Loan Documents applicable to such party. Except as and to the extent expressly modified by this Agreement, the Loan Documents and each of the representations, warranties, duties, obligations, and covenants thereunder remain unchanged. Borrower and Guarantor hereby ratify, reaffirm, and confirm in all respects each of the Loan Documents, as and to the extent expressly modified by this Agreement, and each of the Loan Documents, as and to the extent expressly modified by this Agreement, is and shall remain in full force and effect in accordance with its terms, without any waiver, amendment or modification of any provision thereof.
(c)Neither the execution and delivery of this Agreement, nor the undertaking of the transactions contemplated hereby shall be construed to constitute a novation of the Note, the Loan, or any of the other Loan Documents.

5.    No Representations of Noteholder. Without limitation of any term or provision of the Loan Documents, the parties hereto agree that Noteholder has made no representations or warranties, either express or implied regarding the Loan or the security therefor and, without limitation, has no responsibility whatsoever with respect to the Property or its condition, use, occupancy or status.

6.    Representations, Warranties, and Covenants. To induce Noteholder to enter into this Agreement and to provide the acknowledgment and consent set forth herein, and without limitation of any representations, warranties, and covenants set forth in the Loan Documents, Borrower and Guarantor hereby make the representations, warranties, and covenants set forth in Exhibit A, attached hereto and incorporated herein.

7.    Additional Conditions. Noteholder’s agreements herein are further conditioned upon satisfaction of the following:

(a)  Delivery to Noteholder of a counterpart of this Agreement, executed by Borrower and Guarantor; and

(b)  Confirmation by Noteholder that Borrower had paid all processing, consent, and review fees of Master Servicer and Noteholder and all of Master Servicer’s and Noteholder’s out-of-pocket expenses including, but not limited to, attorneys’ fees and expenses and any other fees or expenses incurred in connection herewith, as more particularly set forth on Exhibit B.

8.    Multiple Parties. If more than one person or entity has signed this Agreement as any of the parties hereto, then all references in this Agreement to such party shall mean each and all of the persons so signing, as applicable.

9.    Further Assurances. Each of the Borrower and Guarantor agree to perform such other and further acts, and to execute such additional documents, agreements, notices or financing statements (including any filing relating to the authority of any of the parties hereto), as Noteholder reasonably deems necessary or desirable from time to time to create, preserve, continue, perfect, validate or carry out any of Noteholder’s rights under this Agreement and/or the other Loan Documents, provided that the same does not increase the liability or obligations of any such party or decrease any rights of any party under this Agreement or the other Loan Documents.

10.    Construction of Agreement. Each party hereto acknowledges that such party has participated in the negotiation of this Agreement and no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision. Borrower and Guarantor acknowledge and agree that each has at all times had access to an attorney in the negotiation of the terms of and in the preparation and execution of this Agreement and that Borrower and Guarantor have had the opportunity to review and analyze this Agreement for a sufficient period of time prior to the execution and delivery thereof. Borrower and Guarantor further acknowledge and agree that all of the terms of this Agreement were negotiated at arm’s-length, and that this Agreement was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any party upon the other, and that the execution and delivery of this Agreement is the free and voluntary act of Borrower and Guarantor.

11.    Miscellaneous.

(a)    This Agreement shall be construed according to and governed by the laws of the jurisdiction(s) which are specified by the Mortgage. In the event the Mortgage does not specifically state what jurisdictions laws govern, this Agreement shall be construed according to and governed by the laws of the state in which the Property is located without regard to its conflicts of law principles.

(b)    If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Agreement will remain in full force and effect.

(c)    No change or modification of this Agreement shall be valid unless the same is in writing and signed by all parties hereto.

(d)    The captions contained in this Agreement are for convenience of reference only and in no event define, describe or limit the scope or intent of this Agreement or any of the provisions or terms hereof.

(e)    This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

(f)    This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Executed counterparts may be transmitted by telecopy, email or other electronic means and copies so transmitted when printed shall be deemed originals.
(g)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(h)    THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS AS SET FORTH IN SECTION 3 HEREOF.

(i)     Time is of the essence of each provision of this Agreement.
(j)    All of the rights of Noteholder under this Agreement and under each of the other Loan Documents and any other agreement now or hereafter executed in connection with the Loan, shall be cumulative and may be exercised singly, together, or in such combination as Noteholder may determine in its sole judgment.
(k)    The provisions of Section 9.4 of the Loan Agreement are hereby incorporated by reference with the full force and effect as though such provisions were fully set forth herein.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, with the intent that this shall be deemed an instrument under seal.

BORROWER:

ARCP OFC PHOENIX (CENTRAL) AZ, LLC,
a Delaware limited liability company
By:	/s/ Todd J. Weiss
Name:	Todd J. Weiss
Title:	Authorized Officer

GUARANTOR:

COLE CORPORATE INCOME OPERATING PARTNERSHIP II, LP, a Delaware limited partnership
By: Cole Office & Industrial REIT (CCIT II), Inc. its General Partner
By:	/s/ Todd J. Weiss
Name:	Todd J. Weiss
Title:	Authorized Officer

(Signatures Continue on Following Page)

NOTEHOLDER:

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF THE REGISTERED HOLDERS OF JPMBB COMMERCIAL MORTGAGE SECURITIES TRUST 2015-C28, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C28

By: WELLS FARGO BANK, N.A., a national banking association, solely in its capacity as its Master Servicer
By:	/s/ Aldrin Buenaventura
Name:	Aldrin Buenaventura
Title:	Director